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                NORTH PITTSBURGH SYSTEMS, INC. AND SUBSIDIARIES


       Exhibit No. (11) -- Statement re computation of per share earnings

                Statement of Computations of Earnings per Share


                                                    For the Year
                                                 Ended December 31
                                        =====================================
                                           1995          1994         1993
                                        ===========   ==========   ==========
Earnings before cumulative
 effect of change in
 accounting method                      $10,686,701   $9,904,365   $8,714,666
                                        -----------   ----------   ----------
Cumulative effect of change
   in accounting method                          --           --      450,000
                                        -----------   ----------   ----------
Net Earnings                            $10,686,701   $9,904,365   $9,164,666
                                        ===========   ==========   ==========

Average common shares outstanding         7,520,000    7,520,000    7,520,000
                                        ===========   ==========   ==========
Earnings per share before
 cumulative effect of change
 in accounting method                   $      1.42   $     1.32   $     1.16
                                        ===========   ==========   ==========
Cumulative effect of change
 in accounting method                            --           --          .06
                                        -----------   ----------   ----------
Earnings per share of
 common stock                           $      1.42   $     1.32   $     1.22
                                        ===========   ==========   ==========
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